Exhibit 15.4

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of ChinaCache International Holdings Ltd. on:

1)Registration Statement (Form S-8 No. 333-172962) pertaining to the 2007, 2008 and 2010 Stock Incentive Plans of the Company,

2)Registration Statement (Form S-8 No. 333-176751) pertaining to the 2011 Share Incentive Plan of the Company and

3)Registration Statement (Form F-3 No. 333-195192) and related prospectus of the Company;

of our report dated March 31, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated statements of operations and comprehensive loss, changes in shareholders’ deficit and cash flows for the year ended December 31, 2019 which report is included in this Annual Report on Form 20-F Amendment of ChinaCache International Holdings Ltd. for the year ended December 31, 2021. Our report on the consolidated financial statements refers to a change in the method of accounting for lease due to the adoption of guidance in Accounting Standards Codification (“ASC”) Topic 842, Leases (“Topic 842”) effective January 1, 2019. We were dismissed as auditors on April 14, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

Beijing, China

June 13, 2022